Exhibit 99.1

FOR IMMEDIATE RELEASE		May 13, 2010
Media Contacts:	Dan Wool, (602) 250-3127 Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contact: Web site:	Rebecca Hickman, (602) 250-5668 www.pinnaclewest.com
PINNACLE WEST AGREES TO SELL DISTRICT COOLING
BUSINESS AT ENERGY SERVICES SUBSIDIARY
PHOENIX — Pinnacle West Capital Corporation’s (NYSE: PNW) subsidiary, APS Energy Services Company Inc., has entered into an agreement to sell its district cooling business to NRG Thermal LLC, a subsidiary of NRG Energy Inc., a wholesale electricity provider that owns and operates power generation facilities nationwide, including combined heat and power plants.
District cooling systems use centrally-located condensers to create chilled water, which is distributed to air condition clusters of buildings.
APS Energy Services owns and operates two cooling districts, Northwind Phoenix and Tucson District Energy. The Northwind central district cooling operation in downtown Phoenix serves 33 customers including Chase Field, US Airways Center and the Phoenix Convention Center. Northwind also operates combined heat and power plants owned by Arizona State University that provide chilled water, steam and electricity to portions of ASU’s campuses in Tempe and Mesa. The Tucson business includes two site-specific district cooling facilities at the midtown Police/Fire Station and at the Tucson Convention Center.
“We are pleased that Northwind’s customers will now be served by NRG’s established and large-scale district energy business,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Going forward, APS Energy Services plans to focus on its core business of energy conservation and renewable energy contracting services.”
The transaction is expected to close in June 2010, subject to customary closing conditions. Pinnacle West expects to record a net after-tax gain related to the transaction in the second quarter of this year.

PNW AGREES TO SELL DISTRICT COOLING BUSINESS	May 13, 2010 Page 2 of 2
Pinnacle West is a Phoenix-based company with consolidated assets of about $12 billion. Through its subsidiaries, the Company generates sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States.
Safe Harbor Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Pinnacle West does not assume any obligation to update these statements, even if our internal estimates change, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution you not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West. These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which readers should review carefully before placing any reliance on our disclosures.